UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2021 (March 12, 2021)

SPIRIT AIRLINES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35186	38-1747023
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Executive Way Miramar, Florida	33025
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 447-7920

Not Applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	SAVE	New York Stock Exchange
Series A Preferred Stock Purchase Rights	SAVE	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry Into a Material Definitive Agreement

On March 12, 2021, Spirit Airlines, Inc. (“Spirit” or the “Company”) entered into the First Amendment to Credit and Guaranty Agreement (the “First Amendment”), amending its Credit and Guaranty Agreement, dated as of March 30, 2020 (the “Existing Credit Facility”, and as amended by the First Amendment, the “Amended Credit Facility”), among the Company, the lenders party thereto from time to time, Citibank, N.A., as administrative agent (the “Administrative Agent”), and Wilmington Trust, National Association, as collateral agent (the “Collateral Agent”). The First Amendment is among Spirit, the Administrative Agent, the Collateral Agent and the lenders party thereto.

The First Amendment modifies the Existing Credit Facility to, among other things, (i) increase the lending commitments by $60 million, for total lending commitments of $240 million, and (ii) extend the maturity date for the $240 million in lending commitments from March 30, 2022 to March 30, 2024.

Borrowings under the Amended Credit Facility bear interest at a variable rate equal to the London interbank offering rate, known as LIBOR (subject to a floor of 0%), plus a margin of 2.00% per annum, or another rate (at Spirit’s election) based on certain market interest rates (also subject to a floor of 0%), plus a margin of 1.00% per annum.

The obligations of Spirit under the Amended Credit Facility are secured by liens on (i) certain take-off and landing rights of Spirit at LaGuardia Airport and certain related assets, (ii) certain eligible aircraft engines and (iii) certain eligible aircraft spare parts (collectively, the “Collateral”). Under the terms of the Amended Credit Facility, Spirit may also pledge cash and cash equivalents, aircraft, flight simulators, ground support equipment and real property assets as collateral.

The affirmative and negative covenants included in the Existing Credit Facility that restrict the Company’s ability to, among other things, dispose of Collateral or merge, consolidate or sell assets, continue to be applicable to the Amended Credit Facility. The Amended Credit Facility also includes provisions that require the Company to maintain (i) unrestricted cash and cash equivalents and unused commitments available under all revolving credit facilities (including the Amended Credit Facility) aggregating not less than $400 million (of which no more than $250 million may be derived from available capacity under the Amended Credit Facility) and (ii) a minimum ratio of the borrowing base of the Collateral (determined as the sum of a specified percentage of the appraised value of each type of Collateral) to outstanding obligations under the Amended Credit Facility of not less than 1.0 to 1.0. If the Company does not meet the minimum collateral coverage ratio, it must either provide additional collateral to secure its obligations under the Amended Credit Facility or repay the loans under the Amended Credit Facility (or both) to the extent necessary to maintain compliance with the collateral coverage ratio.

The Amended Credit Facility contains events of default customary for similar financings. Upon the occurrence of an event of default, the outstanding obligations under the Amended Credit Facility may be accelerated and become due and payable immediately. In addition, if certain change of control events occur with respect to Spirit, each lender under the Amended Credit Facility has the right to require the Company to repay any loan that it has made under the Amended Credit Facility.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the actual First Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information provided under Item 1.01 is incorporated herein by reference to the extent responsive to Item 2.03.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description

10.1	First Amendment to Credit and Guaranty Agreement, dated as of March 12, 2021, among Spirit Airlines, Inc., the lenders party thereto, Citibank, N.A., as administrative agent and issuing lender, and Wilmington Trust, National Association, as collateral agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL Document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRIT AIRLINES, INC.

Date: March 18, 2021	By:	/s/ Thomas Canfield
	Name:	Thomas Canfield
	Title:	Senior Vice President and General Counsel